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EXHIBIT 23

INDEPENDENT ACCOUNTANTS' CONSENT

Image Entertainment, Inc.
Chatsworth, California

We consent to incorporation by reference in the registration statements (No. 33-43241, No. 33-55393 and No. 33-57336) on Form S-8 of Image Entertainment, Inc. of our report dated June 7, 2002, relating to the consolidated balance sheets of Image Entertainment, Inc. as of March 31, 2002 and 2001, and the related consolidated statements of operations, shareholders' equity, and cash flows for each of the years in the three-year period ended March 31, 2002, which report appears in the March 31, 2002 annual report on Form 10-K of Image Entertainment, Inc.

/s/ KPMG LLP

Los Angeles, California
June 25, 2002

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EXHIBIT 23
INDEPENDENT ACCOUNTANTS' CONSENT